Exhibit 99.1
Sabine Royalty Trust
News Release
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR JULY
     Dallas, Texas, July 5, 2007 – Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE – SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.33857 per unit, payable on July 30, 2007, to unit holders of record on July 16, 2007.
     This distribution reflects primarily the oil production for April 2007 and the gas production for March 2007. Preliminary production volumes are approximately 34,967 barrels of oil and 510,994 mcf of gas. Preliminary prices are approximately $57.42 per barrel of oil and $6.92 per mcf of gas. The table below compares this month’s production and prices to the previous months:

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas	Oil	Gas
	(Bbls)	(Mcf)	(per Bbl)	(per Mcf)
Current Month	34,967	510,994	$57.42	$6.92

Prior Month	29,513	444,977	$57.30	$6.82
     Due to the timing of the end of the month of June, approximately $69,000 of revenue received will be posted in the following month of July in addition to normal receipts during July. Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt. Since the close of business in June and prior to this press release, approximately $1,663,000 in revenue has been received.
     For additional information, including the latest financial reports on Sabine Royalty Trust, please visit our website at
http://www.sbr-sabineroyalty.com/.
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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free – 800.365.6541